Exhibit 99.1

Sharecare and Falcon Capital Acquisition Corp. Reach Agreement to Combine, Creating Publicly Traded Digital Health Company

Sharecare unifies the person’s health experience into one easy-to-use digital platform

-	Jeff Arnold, digital health pioneer and founder of WebMD, will continue to lead the company as CEO and chairman

-	Investors, led by Koch Strategic Platforms, Baron Capital Group, Eldridge, Woodline Partners LP, and strategic partner, Digital Alpha, have committed $425M in a PIPE, satisfying the minimum proceeds conditions to closing

-	Anthem, Inc. will make a direct investment in Sharecare and partner to build affordable, high-quality, whole-health advocacy solutions

-	High growth digital healthcare company projects a 24% sequential, multi-year CAGR

-	Company has an initial pro-forma enterprise value of $3.9B

ATLANTA and NEW YORK, February 12, 2021 – Sharecare, the digital health company that helps people manage all of their health in one place, and Falcon Capital Acquisition Corp. (“Falcon”) (NASDAQ: FCAC), a special purpose acquisition company, announced today that they have entered into a definitive merger agreement. Upon closing of the transaction, the new company will become Sharecare, Inc. and be listed on NASDAQ under the ticker symbol SHCR; and is expected to have an initial enterprise value of $3.9 billion with approximately $400 million in growth capital on the balance sheet to drive sustained growth, sales force expansion, new digital offerings, and M&A including the completion of the recently announced doc.ai acquisition.

Jeff Arnold, founder, chairman, and chief executive officer of Sharecare, said, “We started Sharecare to leverage innovations in consumer technology – specifically the smartphone – to create a frictionless experience that engages people across the dynamic continuum of their healthcare needs. By integrating fragmented point solutions and bringing together stakeholders across the healthcare ecosystem into one connected virtual care platform, we believe that Sharecare is uniquely positioned to transform the way people access, providers deliver, and employers and health plans administer high quality, cost efficient healthcare. Strategic partners, Anthem and Digital Alpha, will enable continued innovation in delivering high-impact solutions at scale. We believe Falcon will be invaluable as we pursue this next phase for Sharecare.”

“Anthem and Sharecare are focused on delivering proactive, predictive, and personalized health experiences for everyone,” said Rajeev Ronanki, senior vice president and chief digital officer of Anthem, Inc. and a recently added member of Sharecare’s board of directors. “We share a relentless focus on delivering meaningful improvements to consumers’ health and well-being as we simplify healthcare. Through this relationship, we will leverage human-centered design and digital technologies, including artificial intelligence, that increase consumer engagement, deliver more affordable healthcare, and achieve better health outcomes through services such as next generation personalized healthcare concierge and advocacy services.”

Rick Shrotri, founder and managing partner of Digital Alpha, said, “We are investing in Sharecare because of our shared vision to redefine the nexus of healthcare and digital infrastructure to accelerate the future of community well-being. Together, we will pursue repeatable and scalable outcome-based financing models that have tangible economic and community health impacts.”

Alan Mnuchin, chairman and chief executive officer of Falcon, added, “Jeff is a rare visionary who knows how to execute – multiple times over – and, at Sharecare, he and his exceptional team have continued to evolve and grow the business over the last decade, emerging as what we believe is a category of one. With its ability to harness the power of data and address fragmentation, Sharecare has the potential to redefine not only the marketplace but also people’s relationship with their own health and the stakeholders there to support them. We are excited to work with Sharecare to bring this comprehensive and innovative digital health platform to the public markets.”

Sharecare Overview

Sharecare is a digital health company that helps people consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Created in 2010, Sharecare provides the messaging, motivation, management, and measurement tools to help individuals, workforces, and communities optimize their comprehensive well-being.

An established, trusted source of health resources, Sharecare has spent nearly a decade building the infrastructure, products, and partnerships to support positive shifts in population health and community well-being. Sharecare’s interoperable virtual care platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Whether a person’s path to Sharecare originates as an employee, health plan member, patient, community member, or self-motivated individual, Sharecare brings together scientifically validated clinical programs and engaging content to deliver a comprehensive, personalized experience for each user.

Sharecare has a diverse, experienced leadership team with a unique blend of expertise across technology, media, and healthcare. The business is well positioned with a largely recurring revenue model that will drive anticipated 20% sustainable year-over-year growth and gives the business multiple paths to over $1 billion in medium-term revenue.

Since its founding, Sharecare has continued to expand and enhance its platform through the integration of key technologies and capabilities and a number of strategic acquisitions to measurably improve the health experience. In line with these efforts, the company most recently announced the acquisition of enterprise artificial intelligence (AI) platform doc.ai to expand its team and enhance Sharecare’s ability to securely and privately unlock the value of health data in a compelling, impactful, and scalable way.

Summary of the Transaction

Falcon Capital Acquisition Corp., led by Alan Mnuchin, is expected to own approximately 20% of the new company inclusive of the PIPE investors; Mr. Mnuchin, along with Jeff Sagansky, an independent director on Falcon’s board of directors, will join Sharecare’s board of directors.

The transaction is expected to be funded through a combination of Falcon’s $345 million of cash in trust (assuming no redemptions) supported by a $425 million fully committed PIPE at $10.00 per share and the Anthem investment. Anthem will expand its strategic partnership with Sharecare as Sharecare continues the development of products and services to enhance the healthcare experience.

The transaction implies a Sharecare enterprise value of $3.9 billion, or approximately 9.5x 2021 estimated net revenue. It is estimated that post-transaction, Sharecare will have approximately $400 million on its balance sheet to fund growth initiatives.

In connection with the proposed transaction, at closing, Sharecare and Falcon will donate over $4 million in the surviving company’s stock to Sharecare’s charitable foundation to support well-being initiatives – from global to hyperlocal – that embody the company's spirit of "sharing care" and demonstrate a commitment to positively impacting community health.

The transaction, which has been unanimously approved by the boards of directors of Sharecare and Falcon, is expected to close in the second quarter of 2021, subject to receipt of Falcon stockholder approval and the satisfaction of other customary closing conditions.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Falcon with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Investor Presentation

A presentation made by the management of Sharecare and Falcon regarding the transaction will be available on Sharecare’s website (LINK). In connection with this event, Falcon will file an investor presentation with the SEC which can be viewed at www.sec.gov.

Advisors

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC acted as financial advisors and King & Spalding LLP acted as legal counsel to Sharecare.

Goldman Sachs Group acted as financial advisor and White & Case LLP acted as legal counsel to Falcon Capital Acquisition Corp.

Goldman Sachs and J.P. Morgan Securities LLC acted as joint placement agents in connection with the PIPE offering.

About Sharecare

Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Our comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by our philosophy that we are all together better, at Sharecare, we are committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

About Falcon Capital Acquisition Corp.

Falcon Capital Acquisition Corp. is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue on initial business combination opportunity in any industry or sector, it intends to focus on business in the media, digital media/consumer technology, mobile gaming, interactive entertainment, health wellness/lifestyle and related industries which capitalize on its management team’s expertise. The Company's management team is led by Alan G. Mnuchin, the founder and chief executive officer of Ariliam Group. The Company has formed an investment partnership with Eagle Equity Partners, which is a founding investor in the Company's sponsor. For more information about Falcon Capital Acquisition Corp., please visit www.falconequityinvestors.com.

Additional Information About the Business Combination and Where to Find It

In connection with the proposed business combination, FCAC intends to file a registration statement on Form S-4 (the "Registration Statement") with the U.S. Securities and Exchange Commission (the “SEC”), which will include a proxy statement/prospectus, and certain other related documents, to be used at the meeting of FCAC stockholders to approve the proposed business combination. Investors and security holders of FCAC are urged to read the proxy statement/prospectus, any amendments thereto and other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about Sharecare, FCAC and the proposed business combination. The definitive proxy statement/prospectus will be mailed to stockholders of FCAC as of a record date to be established for voting on the proposed business combination. Investors and security holders will also be able to obtain copies of the Registration Statement and other documents containing important information about the business combination and the parties to the business combination once such documents are filed with the SEC, without charge, at the SEC's web site at www.sec.gov, or by directing a request to: Falcon Capital Acquisition Corp., 660 Madison Avenue, 12th Floor, New York, NY 10065, Attention: Saif Rahman, Chief Financial Officer.

Participants in the Solicitation

FCAC and its directors and executive officers, under SEC rules, may be deemed participants in the solicitation of proxies from FCAC's stockholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in FCAC is contained in the final prospectus for FCAC's initial public offering, which was filed with the SEC on September 23, 2020, and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to Falcon Capital Acquisition Corp., 660 Madison Avenue, 12th Floor, New York, NY 10065, Attention: Saif Rahman, Chief Financial Officer. Additional information regarding the interests of such participants will be set forth in the proxy statement/prospectus for the proposed business combination when available. Each of Sharecare and its directors, executive officers and other members of its management and employees, under SEC rules, may also be deemed to be participants in the solicitation of proxies from the stockholders of FCAC in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus for the proposed business combination when available.

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to complete the business combination due to the failure to obtain approval from FCAC’s shareholders or satisfy other closing conditions in the merger agreement, the occurrence of any event that could give rise to the termination of the merger agreement, the ability to recognize the anticipated benefits of the business combination, the outcome of any legal proceedings that may be instituted against FCAC or Sharecare following announcement of the proposed business combination and related transactions, the impact of COVID-19 and/or the ability of the parties to complete the business combination, the ability to obtain or maintain the listing of FCAC’s common stock on Nasdaq following the proposed business combination, costs related to the proposed business combination, changes in applicable laws or regulations, the possibility that FCAC or Sharecare may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by FCAC with the SEC and those included under the header “Risk Factors” in the final prospectus of FCAC related to its initial public offering. Most of these factors are outside of FCAC’s and Sharecare’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release also does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Sharecare Media Contact

Jen Martin Hall

pr@sharecare.com

Sharecare Investor Relations Contact

Bob East/Jordan Kohnstam

SharecareIR@westwicke.com

Falcon Investor Relations Contact

Saif Rahman

info@ariliam.com

Falcon Media Contact

Gladstone Place Partners

Steven Lipin/Christina Stenson

Falcon@gladstoneplace.com